Exhibit 2.1

DATED    2nd        APRIL  2008

AMENDMENT AGREEMENT

among

AVECIA INVESTMENTS LIMITED AND OTHERS

and

PHARMATHENE, INC.  AND OTHERS

relating to a sale and purchase agreement entered into on 20 March 2008 in respect of the Avecia Vaccines Business

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	AMENDMENT OF SPA – DEFERRED CONSIDERATION	1
3.	AMENDMENT OF SPA – MILESTONE CONSIDERATION	2
4.	AMENDMENT OF SPA – RESTRICTIVE COVENANT	2
5.	RATIFICATION OF SPA	4
6.	GOVERNING LAW, JURISDICTION AND COUNTERPARTS	4

THIS AMENDMENT AGREEMENT is made on 2nd April 2008 among:

(1)	AVECIA INVESTMENTS LIMITED a company incorporated in England and Wales (company number 3768296) whose registered office is at Hexagon Tower, Blackley, Manchester M9 8ZS (the “Principal Vendor”);

(2)	THE COMPANIES identified as Business Vendors in schedule 1 to the SPA (the “Business Vendors”);

(3)	AVECIA LIMITED a company incorporated in England and Wales (company number 3730853) whose registered office is at Hexagon Tower, Blackley, Manchester M9 8ZS (“Avecia Limited”);

(4)	THE COMPANIES identified as Local Purchasers in schedule 1 to the SPA (the “Local Purchasers”); and

(5)	PHARMATHENE, INC. a company incorporated under the laws of the State of Delaware whose principal place of business is at One Park Place, Suite 450101, Annapolis, MD 21401, USA (the “Purchaser”),

(each hereinafter referred to as a “party” and together the “parties”).

BACKGROUND

(A)	The parties to this Amendment Agreement entered into a sale and purchase agreement dated 20 March 2008 (the “SPA”).

(B)	The parties to this Amendment Agreement wish to amend the terms of the SPA on the terms set forth herein.

(C)	In accordance with clause 19.14 of the SPA, this Amendment Agreement is entered into by the Principal Vendor both for itself and as agent for the Business Vendors and Avecia Limited.

IT IS AGREED AS FOLLOWS

1.

DEFINITIONS AND INTERPRETATION

1.1.	Words and expressions defined in the SPA shall bear the same meanings in this Amendment Agreement.

1.2.	The rules of construction in schedule 9 to the SPA shall apply to this Amendment Agreement.

2.

AMENDMENT OF SPA – DEFERRED CONSIDERATION

In consideration for each other party’s entry into this Amendment Agreement, each party agrees that with effect from the date of this Amendment Agreement, the SPA shall be amended as follows.

2.1.

In the definition of “Deferred Consideration” in schedule 9 to the SPA, the figure of “US$10 million” shall be deleted and replaced with the figure of “US$7 million”.

2.2.

In clause 5.7.2 of the SPA, “12 months” shall  be deleted and replaced with “18 months”.

2.3.

The form of the Letter of Credit to be delivered in respect of the Deferred Consideration in accordance with paragraph 2.2 of schedule 7 to the SPA shall accordingly be amended such that (i) it is for an amount of US$7 million and (ii) its expiry date will be the date falling 18 months and two weeks after the Completion Date.

3.

AMENDMENT OF SPA – MILESTONE CONSIDERATION

In consideration for each other party’s entry into this Amendment Agreement, each party agrees that with effect from the date of this Amendment Agreement, the SPA shall be amended as follows.

3.1.

The following definitions shall be added to paragraph 1 of schedule 3 to the SPA:

““Milestone 1A Condition” means the entry by a member of the Purchaser’s Group into a multi-year funded contract or series of contracts with the US Department of Defence or Dstl (or any other agency or representative or sub-contractor of the US or UK government) for the further development of the rYP Vaccine with a total committed aggregate value in excess of US$30 million;

“Milestone 1A Consideration” means the sum of US$3 million;”

3.2.

The definition of “Milestone Conditions” in paragraph 1 of schedule 3 to the SPA shall be amended by the addition after the phrase “Milestone 1 Condition,” of the phrase “Milestone 1A Condition,”.

3.3.

Paragraph 2 of schedule 3 to the SPA shall be amended by the addition of the following paragraph 2.1.2 (and the consequent renumbering of the existing paragraphs 2.1.2 to 2.1.4):

“2.1.2                  the Milestone 1A Consideration within 90 days of the date of satisfaction of the Milestone 1A Condition;”

4.

AMENDMENT OF SPA – RESTRICTIVE COVENANT

In consideration for each other party’s entry into this Amendment Agreement, each party agrees that with effect from the date of this Amendment Agreement, the SPA shall be amended as follows.

4.1.

The definition of “Vaccines” in schedule 9 to the SPA will be deleted and replaced with the following:

““Vaccines” means the Anthrax Vaccine and/or the Plague Vaccine;”.

4.2.

The following definitions will be added to schedule 9 to the SPA:

““Anthrax Vaccine” means recombinant Protective Antigen (rPA) vaccine against anthrax;

“Plague Manufacturing Contract” means any contract entered into by a member of the Vendors’ Group during the Restricted Period with a third party not being a member of the Purchaser’s Group for the manufacture of any vaccine against pneumonic or bubonic plague (other than the Plague Vaccine) in the ABC5000 plant at the Billingham Site (or any alternative site or sites having a similar aggregate scale);

“Plague Manufacturing Net Sales” means net sales of one or more vaccines against pneumonic or bubonic plague other than the Plague Vaccine made by any member of the Vendors’ Group in respect of each and any Plague Small Scale Contract and/or Plague Manufacturing Contract, where such net sales shall be calculated as the gross amount billed by any member of the Vendors’ Group less the following (i) customary trade, quantity or cash discounts to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase order, invoices or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery or use of any products or services delivered under the relevant Plague Small Scale Contract and/or Plague Manufacturing Contract which is paid by or on behalf of any member of the Vendors’ Group; (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit, in each case in respect of deliveries outside the UK; (vi) costs of delivery devices or delivery systems used for dispensing or administering product; and (vii) deductions for premiums for government mandated insurance; provided however that Plague Manufacturing Net Sales shall (a) be calculated after addition or deduction (as appropriate) of any true-up adjustments made either to or by any member of the Vendors’ Group and (b) include any royalties paid to any member of the Vendors’ Group on account of any Plague Manufacturing Contract in respect of any technology relating to any vaccine against pneumonic or bubonic plague;

“Plague Small Scale Contract” means any contract entered into by a member of the Vendors’ Group during the Restricted Period with a third party not being a member of the Purchaser’s Group for the process development and/or scale-up for or in connection with the possible or proposed manufacture of any vaccine against pneumonic or bubonic plague (other than the Plague Vaccine) and/or the manufacture of such vaccine other than in the ABC5000 plant at the Billingham Site (or any alternative site or sites having a similar aggregate scale);

“Plague Vaccine” means Yersinia pestis Antigen (rYP) vaccine (comprising rF1 and rV recombinant antigens in non-fused form) against pneumonic or bubonic plague (and for the avoidance of doubt a vaccine comprising rF1 and rV recombinant antigens in fused form is not a “Plague Vaccine”);”.

4.3.	The following provisions will be added as a new clauses 10.3.4 and 10.3.5 of the SPA (and the existing clause 10.3.4 renumbered accordingly):

“10.3.4

entering into a Plague Small Scale Contract with one or more third parties during the Restricted Period provided that, if a member of the Vendors’ Group enters into a Plague Small Scale Contract as aforesaid, then the Principal Vendor shall pay or provide for the payment to the Purchaser of a royalty of 3% of the amount of all Plague Manufacturing Net Sales made by the Vendors’ Group under such Plague Small Scale Contract during the period of five years from the first date on which payments are made to a member of the Vendors’ Group under the Plague Small Scale Contract, which amount shall be payable within 45 days of the end of each calendar quarter in respect of Plague Manufacturing Net Sales made in such calendar quarter and the Purchaser shall have the right to require reasonable access to personnel, books and records of the Vendors’ Group to verify the amount of such payments due on the same terms and subject to the same restrictions, mutatis mutandis, as are set out in paragraph 3.3 of Schedule 3;

	10.3.5	entering into a Plague Manufacturing Contract with one or more third parties during the Restricted Period provided that:

(i)

at the time such Plague Manufacturing Contract is entered, no member of the Vendors’ Group is also engaged under a contract with any member of the Purchaser’s Group (other than in connection with the Dstl Contracts) to carry out the manufacture of two or more batches of the Plague Vaccine in the ABC5000 plant at the Billingham Site (or any alternate site  or sites having a similar aggregate scale) which is intended for clinical use;

		(ii)	in the event that any such Plague Manufacturing Contract is entered as aforesaid, then (in substitution for the royalty payment provided for in Clause 10.3.4 above):

			(a)	the amount of the Milestone 1A Consideration potentially payable under Schedule 3 shall be reduced to US$1 million;

(b)

if the Purchaser has already paid US$3 million in respect of the Milestone 1A Consideration to the Principal Vendor, the Principal Vendor shall repay or provide for the repayment of US$2 million of such sum within 20 Business Days of manufacturing intended for clinical use commencing under any such Plague Manufacturing Contract;

(c)

the Principal Vendor shall (save to the extent already paid under Clause 10.3.4) pay or provide for the payment to the Purchaser of a royalty of 3% of the amount of all Plague Manufacturing Net Sales made by the Vendors’ Group during the period of five years from the date of first commercial sale of product under each and any such Plague Manufacturing Contract, which amount shall be payable within 45 days of the end of each calendar quarter in respect of Plague Manufacturing Net Sales made in such calendar quarter and the Purchaser shall have the right to require reasonable access to personnel, books and records of the Vendors’ Group to verify the amount of such payments due on the same terms and subject to the same restrictions, mutatis mutandis, as are set out in paragraph 3.3 of Schedule 3; and

(d)

notwithstanding anything in the SPA to the contrary, the Purchaser shall not be liable under Clause 5.11 to pay Manufacturing IP Consideration for Drug Substance in respect of Plague Vaccine which the Purchaser’s Group sources from suppliers other than the UK Vendor (including internal sourcing).”

4.4.	The following provision will be added at the end of the definitions of each of “Relevant 3G Sales” and “Relevant rPA Sales” in paragraph 1 of schedule 3 to the SPA:

“provided however that such Net Sales shall be calculated after addition or deduction (as appropriate) of any true-up adjustments made either to or by any member of the Purchaser’s Group”.

5.	RATIFICATION OF SPA

5.1.	Except as specifically set forth herein, the provisions of the SPA shall continue in full force and effect and the SPA as hereby amended by this Amendment Agreement is ratified and confirmed.

5.2.

With effect from the date of this Amendment Agreement, all references in the SPA as hereby amended to “this Agreement” shall include this Amendment Agreement and the SPA as amended by this Amendment Agreement.

6.	GOVERNING LAW, JURISDICTION AND COUNTERPARTS

6.1.	The parties agree that the provisions of clauses 19.22 and 20 of the SPA apply to this Amendment Agreement as if those provisions were set out in full in this Amendment Agreement.

EXECUTED AS FOLLOWS

Executed for and on behalf of
AVECIA INVESTMENTS LIMITED	/s/Adrian Buckmaster
by:	Director/Authorised Signatory

Executed by AVECIA INVESTMENTS
LIMITED as agent for and on behalf of	/s/Adrian Buckmaster
AVECIA BIOLOGICS LIMITED,	Director/Authorised Signatory
AVECIA BIOLOGICS INC and AVECIA LIMITED
by:

Executed for and on behalf of
PHARMATHENE, INC	/s/David P. Wright
by:	Director/Authorised Signatory

Executed for and on behalf of
PHARMATHENE UK LIMITED	/s/David P. Wright
by:	Director/Authorised Signatory

Executed for and on behalf of
PHARMATHENE US CORPORATION	/s/David P. Wright
by:	Director/Authorised Signatory